EXHIBIT 99.1

CONTACT:
Mr. Robert Amundsen
Executive Vice President, Chief Financial Officer
Triangle Pharmaceuticals, Inc.
(919) 493-5980
www.tripharm.com

For Immediate Release:

Triangle Pharmaceuticals, Inc. Announces Appointment of New Director

Durham, N.C., August 9, 2001 - Triangle Pharmaceuticals, Inc. (Nasdaq: VIRS) today announced that it has elected James L. Tyree as a member of the board of directors to replace Arthur Higgins. Mr. Higgins resigned from the board on his departure from Abbott Laboratories.

Mr. Tyree is Corporate Vice President, Global Pharmaceutical Licensing and New Business Development for Abbott Laboratories. Mr. Tyree has served in several management positions at Abbott since joining Abbott in June 1997. Prior to joining Abbott, Mr. Tyree was President of Sugen, Inc.

Mr. Tyree holds a bachelor's degree in psychology and forensic studies from Indiana University and a master's degree in business administration from Indiana University.

Triangle Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the development of new antiviral drug candidates, with a particular focus on therapies for the human immunodeficiency virus (HIV) and hepatitis. Triangle's proprietary drug candidates under development for HIV and/or hepatitis include Coviracil(R) (emtricitabine), Coactinon(R) (emivirine), amdoxovir and clevudine. Triangle is also developing immunotherapies for HIV and hepatitis in collaboration with Dynavax utilizing Dynavax' ImmunoStimulatory Sequence (ISS) technology. More information about Triangle's portfolio, management and product development strategy is available on Triangle's website at: http://www.tripharm.com.